 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	March 27, 2015

Commission File Number	000-31380

APPLIED MINERALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	82-0096527
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

110 Greene Street – Suite 1101, New York, NY	10012
(Address of principal executive offices)	(Zip Code)

(212) 226-4265
(Issuer’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230-425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory

(e) On March 27, 2015, the Board of Directors of the Company elected Bradley Tirpak as a director to serve until the 2015 annual meeting of stockholders.

Bradley Tirpak, 44, is a professional investor with twenty years of investing experience who has been a portfolio manager at Credit Suisse First Boston, Caxton Associates, and Sigma Capital Management. He is currently the Managing Member of various investment partnerships. Between 1993 and 1996, he was the founder and CEO of Access Telecom, Inc., an international telecommunications company doing business in Mexico. Mr. Tirpak has served as a director and Chairman of the Board of Directors of Full House Resorts, Inc. since 2014.  Mr. Tirpak served as a director of USA Technologies, Inc. from 2010 to 2012. Mr. Tirpak earned a B.S.M.E. from Tufts University and earned his M.B.A. from Georgetown University.

Mr. Tirpak was nominated pursuant to the terms of a Director Nomination Agreement (“Director Nomination Agreement’) made in 2011 by the Company with Samlyn Onshore Fund, LP, a Delaware limited partnership, and Samlyn Offshore Master Fund, Ltd., a Cayman Islands exempted company (the “Samlyn Funds”). Subject to the terms and conditions of the Director Nomination Agreement, until the occurrence of a Termination Event (as defined in the Director Nomination Agreement), the Samlyn Funds jointly have the right to designate one person to be nominated for election to the Board. Such right having been exercised by the Samlyn Funds, the Company was obligated to use commercially reasonable efforts to cause such person to be elected to the Board of Directors.

Mr. Tirpak is not an affiliate (as defined in Rule 405 under the Securities Act of 1933) or an employee of either of the Samlyn Funds or any of their affiliates. Aside from agreeing to be the nominee of the Samlyn Funds, there is no agreement or arrangement (compensatory or otherwise) between Mr. Tirpak and either of the Samlyn Funds or any of their affiliates relating to Mr. Tirpak’s service as a director of the Company.

Item 9.01	Financial Statements and Exhibits

Exhibit 99.1	Press release dated April 1, 2015 announcing Mr. Tirpak’s appointment as a director.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APPLIED MINERALS, INC.

Dated:	March 31, 2015	/s/ ANDRE ZEITOUN
By: Andre Zeitoun
President and Chief Executive Officer